Exhibit 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP

APPOINTS RUSSELL HALL AS PRESIDENT

Dennis Nelson is promoted to Chief Financial Officer

Carlsbad, California, February 16, 2009 — Phoenix Footwear Group, Inc. (NYSE Alternext US: PXG), a multi-brand footwear and accessories company, as previously announced, the Company has been conducting a review of its strategic alternatives with the assistance of BB&T Capital Markets, a division of Scott & Stringfellow, Inc. As a result of these efforts, the Company is presently engaged in discussions, meetings and negotiations with various parties - including its CEO, Cathy Taylor- which may result in the Company divesting or exiting certain operations. To date no definitive agreements have been reached for such transactions, nor can any assurances be given that any such transactions will be approved or consummated.

Concurrent with these discussions, Cathy Taylor and Doug Ford have stepped down from their positions as CEO and Director, and CFO, respectively. The Company has also restructured its operations, eliminating 17 positions for an annual cost savings of approximately $2.5 million. These reductions are effective today and will result in a charge for severance during the first quarter of 2009.

In the wake of these changes Russell Hall has been named President and Chief Executive Officer of Phoenix Footwear Group while Dennis Nelson has been named the Company’s Chief Financial Officer. Mr. Hall has been with the Company since 2000 and most recently has been responsible for its Trotters, SoftWalk and Chambers divisions. Dennis Nelson has been the Company’s controller since June of 2008, prior to which he was Director of Finance for TaylorMade-Adidas Golf Company.

The Company expects to be reporting year end results in late March; however it does not intend to provide ongoing disclosure with respect to its strategic efforts until a definitive agreement is approved unless disclosure is otherwise appropriate.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, and other accessories. Phoenix Footwear’s brands and licenses include Tommy Bahama Footwear and Accessories®, Trotters®, SoftWalk®, H.S. Trask®, Chambers Belts® and Wrangler. Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the NYSE Alternext US, which was formerly the American Stock Exchange, under the symbol PXG.

Forward-Looking Statements

All statements regarding the Company’s expected plans are forward-looking statements and include, without limitation, statements related to the potential divesting or exiting certain operations and the Company’s decision to explore other strategic opportunities. The words “anticipates,” “will,” “expects,” “intends” and words of similar meaning identify forward-looking statements. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the Company’s ability to successfully implement a strategic opportunity, the decision by the Company to explore one or more strategic opportunities, whether a strategic opportunity or divesting or exiting certain operations could result in enhanced stockholder value and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation to release publicly any update or revision to any forward-looking statement contained herein if there are changes in the Company’s expectations or if any events, conditions or circumstances on which any such forward-looking statement is based.

Contacts:

Dennis Nelson

Chief Financial Officer

Phoenix Footwear Group, Inc.

(760) 602-9688